UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2004

MAGSTAR TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-1561	41-0780999
(State of or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

410 11th Avenue South, Hopkins, MN		55343
(Address of principal executive offices)		(zip code)

Registrant’s telephone number, including area code: (952) 935-6921

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)                                 On August 23, 2004, James L. Reissner, resigned from his positions as the Company’s President and Chief Executive Officer.  He will remain on the Company’s Board of Directors.

(c)                                  On August 23, 2004, Jon L. Reissner, was appointed to replace James L. Reissner as the Company’s President and Chief Executive Officer.  Jon Reissner has served as the Company’s Director of Finance and participated in the Company’s sales, operations and general management functions since May 2002.  Since May 2002, he has also performed certain corporate and real estate finance services for Activar, Inc. on a part-time consulting basis for which he has been separately compensated by Activar, a corporation owned by Richard F. McNamara, the Company’s Chairman and largest shareholder.  Mr. Reissner expects to continue performing such consulting services in the future.  From November 2001 to May 2002, Mr. Reissner was employed by Vermillion State Bank in Hastings, Minnesota, where he performed various services relating to commercial lending and general banking matters.  From 1992 to 2000, Mr. Reissner structured and traded fixed income and derivative securities for GMAC-RFC, a division of General Motors.  Mr. Reissner holds a bachelor’s degree in economics from St. John’s University and an M.B.A. from the University of St. Thomas.  Mr. Reissner is a board member of the St. John’s University Private Investment Fund.  The Company and Jon Reissner have not entered into a written agreement concerning his employment as President and CEO.  Mr. Reissner will receive an annual salary of $100,000.  Jon Reissner is the son of James Reissner.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAGSTAR TECHNOLOGIES, INC.

Dated: August 26, 2004	By	/s/ Jon L. Reissner
Jon L. Reissner
Its: President and Chief Executive Officer